From:	CAVALIER HOMES, INC.
Approved by:	David Roberson
Subject:	First Quarter Results
Contact:	Mike Murphy (256) 747-9800

CAVALIER POSTS 15% HIGHER FIRST QUARTER REVENUE
AS COMPANY RETURNS TO PROFITABILITY

Addison, Ala. (April 22, 2008) – Cavalier Homes, Inc. (Amex: CAV) today announced results for the first quarter ended March 29, 2008.  Highlights of the quarter included 15% higher revenue driven by a 10% increase in floor shipments.  This top-line improvement, coupled with higher gross margins and the positive impact of recent efforts to reduce its cost structure enabled Cavalier to report a small profit in what is historically the slowest quarter of the year.  A summary of the report follows (in thousands, except per share amounts):

	First Quarter Ended
	March 29, 2008	March 31, 2007
Revenue	$49,516	$42,902
Income (loss) before income taxes and equity in earnings of equity-method investees	84	(4,027)
Income tax provision	11	22
Equity in earnings of equity-method investees	45	158
Net income (loss)	$118	$(3,891)

Diluted net income (loss) per share	$0.01	$(0.21)

Weighted average diluted shares outstanding	18,406	18,368

Commenting on the results, David Roberson, President and Chief Executive Officer, said, "Knowing that the market remains extremely challenging, and that the winter months can be particularly tough, we began 2008 with modest expectations.  Our goal in the first quarter was to demonstrate significant improvement over the first quarter of 2007.  Based on the substantial operational and organizational changes we implemented in the last four months of 2007, the thought of a return to profitability seemed out of reach until the second half of 2008.  We are pleased that our first quarter progress tracked ahead of our expectations, even though we recognize there is additional progress to be made and many issues that will influence future progress remain outside our control.

"One of the key factors that positioned us to report such improved year-over-year operations, and enabled us to report our first quarterly profit in almost two years, was the continuation of work under our contract with the Mississippi Emergency Management Agency (MEMA)," Roberson continued.  "Although our floor shipments declined slightly year over year without the benefit of MEMA shipments, the additional revenue they provided allowed us to improve gross margins."  Roberson noted that the Company shipped 170 MEMA homes in the first quarter, which added $8,070,000 to the period's revenue. Of these, 142 completed the initial MEMA contract awarded to Cavalier last summer and 28 were related to recent contract extensions to provide an additional 150 homes.  Cavalier expects to ship the balance of these homes in the second quarter.

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CAV Reports First Quarter Results

April 22, 2008

"Few statistics are available yet on the industry's performance in 2008, but we expect that first quarter market conditions will remain very weak," Roberson continued.  "We believe our efforts to rationalize our product lines have begun to pay off, allowing us to gain market share.  This progress, in turn, helped improve shop floor efficiencies and raise overall margin levels."

In closing, Roberson said, "We are pleased to approach the summer selling season with a strong cash position, improved margins, better operational effectiveness, a lower cost structure, and the benefit of further MEMA production in the second quarter.  We know we face strong industry and economic headwinds, with little visibility on what may provide a catalyst for a sustainable upturn in the market.  Challenges include not only top-line threats such as fragile consumer demand, the general impact from the lack of credit availability in the marketplace, and the prospect of a recession, but also pressure on commodity prices and transportation costs, both of which are rising dramatically.  Nevertheless, we believe we are ahead of our plan to return to a more consistent level of profitability."

Cavalier's revenue for the first quarter of 2008 rose 15% to $49,516,000 from $42,902,000 in the year-earlier period.  Home manufacturing sales, the Company's largest source of revenue, was up 16% to $48,681,000 for the quarter versus $42,045,000 in the first quarter of fiscal 2007, as floor shipments increased 10% to 1,822 floors from 1,658 floors in the same period last year.  The increase in sales and floor shipments reflected the impact of shipments to MEMA and the Company's efforts to be more aggressive in competing for space at retailers and in rounding out its product line to respond to customer demand.  Revenue from financial services declined 3% to $835,000 in the first quarter of 2008 from $857,000 in the year-earlier period, reflecting lower installment loan sales.

Gross profit for the first quarter rose 39% to $8,300,000 from $5,980,000 in the year-earlier period, primarily reflecting an increase in floor shipments as well as an improved gross margin.  Gross margin for the quarter increased to 16.8% from 13.9% in the first quarter of 2007, as the Company continued to rationalize its product line, better managed shop efficiency, and benefited from higher and more stable production levels related to current MEMA contracts.  Also, the first quarter of 2008 was the first full interim period that benefited from the closing of two underperforming manufacturing lines last year.  Gross profit and margin in the first quarter of 2007 was negatively affected by the introduction of the Company's new product line that quarter and the higher level of discounting to clear older models, which did not recur in the first quarter of 2008.

Selling, general and administrative expenses declined 16% to $8,277,000 in the first quarter of 2008 from $9,815,000 in the year-earlier period, and as a percentage of revenue, selling, general and administrative expenses declined to 16.7% in the first quarter of 2008 from 22.9% in the same period last year.  The decline in selling, general and administrative costs primarily reflected recent workforce reductions, especially those related to the closing of the two underperforming manufacturing lines, and other cost-control measures. Management believes the majority of the benefit from its cost-reduction efforts has been realized.

Commenting on the Company's financial position, Mike Murphy, Cavalier's Chief Financial Officer, said, "Cavalier ended the first quarter with cash totaling $19,211,000 versus $8,988,000 at the same time last year, reflecting the Company's efforts to improve liquidity and better manage working capital.  We will continue to focus on improvements in liquidity, including ongoing efforts to dispose of idled manufacturing facilities.  Accounts receivable increased 1% to $11,278,000 at March 29, 2008, from $11,169,000 at March 31, 2007, but inventories declined 25% to $19,527,000 at the end of the first quarter of 2008 from $26,038,000 a year earlier, primarily due to a reduction in raw materials at the two closed manufacturing lines totaling $3,615,000 and an overall decline in finished goods inventory of $2,264,000."

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CAV Reports First Quarter Results

April 22, 2008

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes.

A public, listen-only simulcast of Cavalier's first quarter conference call will begin at 9:30 a.m. Eastern Daylight Time tomorrow (April 23, 2008) and may be accessed via the Company's web site, www.cavhomesinc.com , or at www.viavid.com.  Investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form.  A replay of this call will be available shortly after the call using this same link and will continue until May 23, 2007.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent quarter and in future periods, the financial impact of the contract with MEMA (Mississippi Emergency Management Agency), Cavalier’s ability to implement additional improvements to its cost structure, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2007, under the heading "Item 1A. Risk Factors," under the heading "CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS – Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission.  Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

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CAV Reports First Quarter Results

April 22, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited
(in thousands, except per share amounts)

	First Quarter Ended
STATEMENT OF OPERATIONS SUMMARY	March 29, 2008	March 31, 2007
Home manufacturing net sales	$48,681	$42,045
Financial services	835	857
Total revenue	49,516	42,902
Cost of sales	41,216	36,922
Gross profit	8,300	5,980
Selling, general and administrative	8,277	9,815
Operating income (loss)	23	(3,835)
Other income (expense):
Interest expense	(124)	(164)
Other, net	185	(28)
	61	(192)
Income (loss) before income taxes and equity in earnings of equity-method investees	84	(4,027)
Income tax provision	11	22
Equity in earnings of equity-method investees	45	158
Net income (loss)	$118	$(3,891)

Basic net income (loss) per share	$0.01	$(0.21)

Diluted net income (loss) per share	$0.01	$(0.21)

Weighted average shares outstanding:
Basic	18,387	18,368
Diluted	18,406	18,368

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CAV Reports First Quarter Results

April 22, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(dollars in thousands)

	First Quarter Ended
OPERATING DATA SUMMARY	March 29, 2008	March 31, 2007
Manufacturing sales:
Floor shipments:
HUD-Code	1,745	1,480
Modular	77	178
Total floor shipments	1,822	1,658

Home shipments:
Single-section	495	275
Multi-section	662	685
Wholesale home shipments	1,157	960
Shipments to company-owned retail locations	(3)	(21)
MEMA shipments (all single-section)	(170)	--
Shipments to independent retailers	984	939
Retail home shipments	5	28
Home shipments other than to MEMA	989	967

Installment loan purchases	$8,923	$11,780
Capital expenditures	70	606
Home manufacturing facilities – operating	5	7
Independent exclusive dealer locations	62	71
Average home net wholesale prices (excludes MEMA)	$39,900	$40,100

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CAV Reports First Quarter Earnings

April 22, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(in thousands, except ratios and per share amounts)

	March 29, 2008	March 31, 2007
BALANCE SHEET SUMMARY
Cash and cash equivalents	$19,211	$8,988
Accounts receivable, less allowance for losses	11,278	11,169
Notes and installment contracts receivable, net	5,887	7,508
Inventories	19,527	26,038
Other current assets	2,932	2,444
Total current assets	58,835	56,147
Property, plant and equipment, net	27,351	28,017
Other assets	2,820	9,472
Total assets	$89,006	$93,636

Current portion of long-term debt and capital lease obligation	$856	$1,049
Notes payable	522	--
Other current liabilities	33,708	33,552
Total current liabilities	35,086	34,601
Long-term debt and capital lease obligation, less current portion	3,524	4,354
Other long-term liabilities	249	289
Stockholders' equity	50,147	54,392
Total liabilities and stockholders' equity	$89,006	$93,636

OTHER INFORMATION
Working capital	$23,749	$21,546
Current ratio	1.7 to 1	1.6 to 1
Ratio of long-term debt to equity	0.1 to 1	0.1 to 1
CIS installment loan portfolio	$7,569	$12,992
Number of shares outstanding	18,430	18,415
Stockholders' equity per share	$2.72	$2.95

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